EXHIBIT 99.1


EMPIRE GLOBAL CORP. TO ACQUIRE EXCEL EMPIRE LIMITED

THORNHILL, Ontario, Nov. 8, 2005 (PRIMEZONE) - Empire Global Corp.
(OTC BB: EMGL - News) (the "Company") announced today that it has entered into a Plan of Merger and Reorganization Agreement with Excel Empire Limited, a British Virgin Islands Corporation ("Excel") whereby Empire Global Corp. ("Empire"), will acquire 100% of the capital stock of Excel through the issuance of 36,400,000 Restricted Shares of Common Stock of Empire Global Corp.

Excel Empire Limited is a corporation that owns and operates a newly constructed 645,000 square ft. commercial shopping center complex, a 25 story 5-Star hotel currently under construction and scheduled for completion in early 2006 and a 150-acre state-of-the-art film studio, which is currently home to the CCTV (China Community Television) Film Studio, collectively known as the "Project". The Project has an appraised value of approximately USD $150 million and comes to Empire free of all debt and encumbrances.

The Project is located in one of the fastest growing tourist regions of Central China, just southwest of Beijing, the capital city of China. The commercial center opened its doors in November 2004 and is managed by DTZ one of the largest property management companies in the world, while the Hotel has entered into a 10-year management agreement with Days Inn Hotels.

The Advisory Committee of Empire Global Corp., stated: "The acquisition of Excel Empire Limited represents a platform for expanding our business into one of the fastest growing and untapped economies in the world. Our target regions and cities of interest in China are areas that demonstrate exceptional upside growth and income potential and offer the best possible value for the shareholders."

Kalson G.H. Jang, Chairman of the Board of Empire Global Corp., states: "The completion of this initial stage of our reorganization establishes the groundwork for our company to move forward, it is what we have strived for over the past year in building a solid foundation for this company and our shareholders. This merger brings us substantially closer to reaching our goals and objectives."

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3 b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:
Empire Global Corp.
905-882-0221